Exhibit 10.14

April 30, 2019

Rekha Hemrajani

Dear Rekha:

This letter is with regard to the separation and consulting agreement (the “Agreement”) between you and FLX Bio, Inc. (the “Company”) dated March 19, 2019. Under Section 4 of the Agreement, you agreed to repay the Company, within 30 days (i.e., by April 18, 2019), a total of $133,566.95 of principal and accrued interest (the “Loan Amount) owed by you to the Company.

On April 18, 2019, you requested that the Company extend the due date for the Loan Amount and reduce the portion of the Loan Amount to be repaid in cash to $73,004.79 and accept 178,124 of the shares pledged as collateral by The Sanjay Popli & Rekha Hemrajani Revocable Living Trust in satisfaction the remaining balance of $60,562.16, based on the original $0.34 per share purchase price for such shares.

Section 4 of the Agreement is hereby amended and restated in its entirety as follows:

“4. PROMISSORY NOTE. You entered into a Limited Recourse Promissory Note effective June 15, 2016 by which you became indebted to the Company in the amount of $255,000. The principal amount of the loan under the Promissory Note was reduced on February 13, 2018 in connection with the repurchase by the Company from The Sanjay Popli & Rekha Hemrajani Revocable Living Trust of 50,000 shares of common stock of the Company and on March 19, 2019 in connection with the repurchase by the Company from The Sanjay Popli & Rekha Hemrajani Revocable Living Trust of 321,876 shares of common stock of the Company. The Company agrees to reduce the amount of accrued interest payable by you under the Promissory Note by $4,669.15 (the “Interest Reduction Amount”). You acknowledge and agree that the Interest Reduction Amount will be a taxable benefit paid by the Company to you. After taking into account the Interest Reduction Amount, the amount of principal and accrued interest outstanding on the loan as of the Separation Date is $133,566.95 (the “Outstanding Loan Amount”). Pursuant to the Promissory Note, you must repay the outstanding principal amount of the loan, plus interest, immediately upon your voluntary termination of services to the Company. You acknowledge that you are voluntarily terminating your services to the Company as of the Separation Date and agree to satisfy in full the Outstanding Loan Amount by (a) paying $73,004.79 in cash to the Company by May 3, 2019 and causing the transfer to the Company of 178,124 of the shares pledged as collateral by The Sanjay Popli & Rekha Hemrajani Revocable Living Trust.”

If the foregoing is acceptable to you, please sign below, cause the execution of the enclosed stock powers on behalf of the The Sanjay Popli & Rekha Hemrajani Revocable Living Trust and return the originals to me.

Sincerely,

By:	/s/ Brian Wong
Brian Wong, M.D., Ph.D.
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Rekha Hemrajani	April 30, 2019
Rekha Hemrajani	Date

2